SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                  SCHEDULE 13G



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULE 13D - 1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                               TO RULE 13D - 2(b)




                               NOVO NETWORKS, INC.
                                (Name of Issuer)



                   Common Stock, par value $0.00002 per share
                         (Title of Class of Securities)




                                    670099100
                                 (CUSIP Number)




                                February 3, 2001
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_| Rule 13d-1(b)

                  |X| Rule 13d-1(c)

                  |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                       1
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            CUSIP No. 670099100                                  13G                                  Page 2 of 6 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Jeffrey A. Marcus
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         4,560,000
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY                         0
         OWNED BY            ----------- ------------------------------------------------------------------------------------------
           EACH                  7       SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                         4,560,000
           WITH              ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                            0
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,560,000
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               8.1%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  IN
-------------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         ------------------
CUSIP No. 670099100                    13G                    Page 3 of 6 Pages
--------------------                                         ------------------

Item 1.  Name of Issuer and Address of Issuer's Principal Executive Offices:

         (a) and (b) The Issuer is Novo Networks, Inc. The address of the principal executive offices of the Issuer is 300 Crescent Court, Suite 1760, Dallas, Texas 75201.

Item 2.  Person Filing:

         (a)-(c) This statement is being filed by Jeffrey A. Marcus, a citizen of the United States of America. His principal business office is 100 Crescent Court, Suite 700, Dallas, Texas 75201.

         (d)-(e) This statement relates to the Common Stock of the Issuer, par value $0.00002 per share. The CUSIP No. for such shares is 670099100.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a) [ ]  Broker or dealer registered under Section 15 of the Exchange
                  Act

         (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940

         (e) [ ]  An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E)

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

         (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)


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--------------------                                         ------------------
CUSIP No. 670099100                    13G                    Page 4 of 6 Pages
--------------------                                         ------------------

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount Beneficially Owned:

                  4,560,000

(b)      Percent of Class:

                  8.1%

(c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           4,560,000

                  (ii)     shared power to vote or to direct the vote:

                           0

                  (iii) sole power to dispose or to direct the disposition of:

                           4,560,000

                  (iv) shared power to dispose or to direct the disposition of:

                           0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group.

         N/A



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CUSIP No. 670099100                    13G                    Page 5 of 6 Pages
--------------------                                         ------------------

Item 10.  Certification.

         (a) N/A

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.














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--------------------                                         ------------------
CUSIP No. 670099100                    13G                    Page 6 of 6 Pages
--------------------                                         ------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 7, 2001




                                            /s/ Jeffrey A. Marcus
                                            -----------------------------------
                                            Jeffrey A. Marcus